EXHIBIT 5.1

September 30, 2015

First Mid-Illinois Bancshares, Inc.

1421 Charleston Avenue

Mattoon, Illinois 61938

Ladies and Gentlemen:

First Mid-Illinois Bancshares, Inc. (the “Company”) has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 300,000 shares of the Company’s common stock, par value $4.00 per share (the “Common Stock”), and related Common Stock Purchase Rights, to be offered and sold pursuant to the Company’s Amended and Restated Dividend Reinvestment Plan (the “Plan”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, (i) the Company is an existing corporation in good standing under the laws of the State of Delaware, and (ii) the shares of Common Stock to be issued by the Company pursuant to the Plan have been duly authorized and, when issued in accordance with the Plan, will be legally and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of Delaware and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to the laws covered hereby only as they are in effect on that date.  The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, SCHIFF HARDIN LLP
By: /s/ Jason L. Zgliniec Jason L. Zgliniec